February 2017

Pricing Sheet dated February 15, 2017 relating to

Preliminary Pricing Supplement No. 1,303 dated January 31, 2017

Registration Statement Nos. 333-200365; 333-200365-12
Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Callable Contingent Income Securities due February 19, 2027

All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the S&P 500® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – FEBRUARY 15, 2017
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$4,902,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	February 15, 2017
Original issue date:	February 21, 2017 (3 business days after the pricing date)
Maturity date:	February 19, 2027
Optional early redemption:	Beginning on February 21, 2018, we will have the right to redeem the securities, at our discretion, in whole but not in part, on any quarterly redemption date for the redemption payment. If we decide to redeem the securities, we will give you notice at least 3 business days before the redemption date specified in the notice. No further payments will be made on the securities once they have been redeemed.
Redemption payment:	The redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent quarterly coupon otherwise due with respect to the related observation date.
Redemption dates:	Beginning on February 21, 2018, quarterly. See “Observation Dates, Contingent Coupon Payment Dates and Redemption Dates” below. If any scheduled redemption date is not a business day, the redemption payment will be made on the next succeeding business day and no adjustment will be made to any redemption payment made on that succeeding business day.
Contingent quarterly coupon:

•  If, on any observation date, the index closing value on such date is greater than or equal to the coupon barrier level, we will pay a contingent quarterly coupon at an annual rate of 7.50% (corresponding to approximately $18.75 per quarter per security) on the related contingent coupon payment date.

•  If, on any observation date, the index closing value on such date is less than the coupon barrier level, no contingent quarterly coupon will be paid with respect to that observation date.

Payment at maturity:	If the securities have not previously been redeemed, investors will receive on the maturity date a payment at maturity determined as follows:
	• If the final index value is greater than or equal to the downside threshold level:	the stated principal amount, and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Coupon barrier level:	1,761.938, which is equal to approximately 75% of the initial index value
Downside threshold level:	1,409.55, which is equal to 60% of the initial index value
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:	$960.80 per security. See “Investment Summary” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$30 (1)
		$5 (2)	$965
Total	$4,902,000	$171,570	$4,730,430

1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this pricing supplement together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

Preliminary Pricing Supplement No. 1,303 dated January 31, 2017         Prospectus Supplement dated February 16, 2016

Index Supplement dated January 30, 2017         Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Callable Contingent Income Securities due February 19, 2027

All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the S&P 500® Index

Principal at Risk Securities

Terms continued from previous page:
Initial index value:	2,349.25, which is the index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the final observation date
Observation dates:	As set forth under “Observation Dates, Contingent Coupon Payment Dates and Redemption Dates” below, subject to postponement due to non-index business days or certain market disruption events. See “Postponement of observation dates” below. We also refer to the observation date immediately prior to the maturity date as the final observation date.
Contingent coupon payment dates:	Quarterly, beginning May 18, 2017, subject to postponement as described under “Postponement of contingent coupon payment dates and maturity date” below. See “Coupon Observation Dates” below.
Index performance factor:	The final index value divided by the initial index value.
CUSIP / ISIN:	61768CEQ6 / US61768CEQ69
Listing:	The securities will not be listed on any securities exchange.

Observation Dates, Contingent Coupon Payment Dates and Redemption Dates

Observation Dates	Contingent Coupon Payment Dates / Redemption Dates
5/15/2017	*5/18/2017
8/15/2017	*8/18/2017
11/15/2017	*11/20/2017
2/15/2018	2/21/2018
5/15/2018	5/18/2018
8/15/2018	8/20/2018
11/15/2018	11/20/2018
2/15/2019	2/21/2019
5/15/2019	5/20/2019
8/15/2019	8/20/2019
11/15/2019	11/20/2019
2/18/2020	2/21/2020
5/15/2020	5/20/2020
8/17/2020	8/20/2020
11/16/2020	11/19/2020
2/16/2021	2/19/2021
5/17/2021	5/20/2021
8/16/2021	8/19/2021
11/15/2021	11/18/2021
2/15/2022	2/18/2022
5/16/2022	5/19/2022
8/15/2022	8/18/2022
11/15/2022	11/18/2022
2/15/2023	2/21/2023
5/15/2023	5/18/2023
8/15/2023	8/18/2023
11/15/2023	11/20/2023
2/15/2024	2/21/2024
5/15/2024	5/20/2024
8/15/2024	8/20/2024
11/15/2024	11/20/2024
2/18/2025	2/21/2025
5/15/2025	5/20/2025
8/15/2025	8/20/2025
11/17/2025	11/20/2025
2/17/2026	2/20/2026
5/15/2026	5/20/2026
8/17/2026	8/20/2026
11/16/2026	11/19/2026
2/16/2027 (final observation date)	2/19/2027 (maturity date)

* The securities are not subject to early redemption at the issuer’s option until the fourth contingent coupon payment date, which is February 21, 2018

February 2017	Page 2